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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:  May 20, 2002

Contact:  Hazel S. Farmer, V. P./Marketing
          Bay Banks of Virginia/Bank of Lancaster
          Phone 800-435-1140

                     BAY BANKS DECLARES 2 for 1 STOCK SPLIT

         The Board of Directors of Bay Banks of Virginia, Inc., holding company for Bank of Lancaster and Bay Trust Company, declared a two for one stock split at its meeting held on Monday, May 20, 2002, immediately preceding the Annual Meeting of Stockholders.

         The announcement was made by Chairman of the Board Ammon G. Dunton, Jr. to over 200 stockholders in attendance at the Annual Meeting, which was held at Indian Creek Yacht and Country Club, Kilmarnock, Virginia.

         Bay Banks President Austin L. Roberts, III stated "that the action taken by the Board of Directors in declaring the two for one stock split is a very good indication of both the Board's and management's confidence in the future of our family of companies. Despite the events that took place in our nation during 2001 and a challenging business environment, our company produced record revenues, managed expenses wisely and expanded the capabilities that continued to move us forward in our journey to remain an integrated financial services leader."

         Roberts reported that Bay Banks saw profits during 2001 increase 25% over the previous year. "We reached record assets of approximately $246 million," Roberts reported, "and our asset quality remained strong.

         In making the announcement to the stockholders, Chairman Dunton noted that "during 2001 the Board of Directors also increased the dividend to our stockholders for the 30th consecutive year. Now we are most pleased to be able to make this announcement."

         Dunton and Roberts reported that the two for one stock split will be paid on or about June 7, 2002 to stockholders of record May 31, 2002.